Exhibit 99.1

CONTACT:	Thomas M. Kitchen	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
1333 S. Clearview Parkway
Jefferson, LA 70121
504-729-1400
STEWART ENTERPRISES REPORTS A 15 PERCENT EARNINGS PER SHARE INCREASE FOR THE
SECOND FISCAL QUARTER OF 2008

NEW ORLEANS, LA June 10, 2008 . . . Stewart Enterprises, Inc. (Nasdaq GS: STEI) reported today its results for the fiscal quarter ended April 30, 2008.
The Company reported a 15 percent increase in diluted earnings per share from continuing operations to $.15 per share for the quarter ended April 30, 2008 from $.13 per share for the same period of last year. After taking into account a $1.5 million unusual tax benefit in fiscal 2007, the Company reported a 25 percent increase in adjusted diluted earnings per share to $.15 per share for the quarter ended April 30, 2008 from $.12 per share for the same period of last year. See table under “Reconciliation of Non-GAAP Financial Measures” for further information on adjusted diluted earnings per share and adjusted net earnings from continuing operations.
Net earnings from continuing operations for the quarter ended April 30, 2008 increased to $13.9 million compared to $13.8 million for the quarter ended April 30, 2007. Adjusted net earnings from continuing operations for the quarter ended April 30, 2008 increased to $14.1 million from $12.5 million for the same period of last year.
Thomas J. Crawford, President and Chief Executive Officer, stated, “We are pleased with our second quarter performance as we achieved a 13 percent increase in our adjusted net earnings on a comparable basis with last year and a 25 percent increase in adjusted earnings per share. This is especially gratifying considering the challenging economic environment we are experiencing and that the second quarter of 2007 enjoyed strong growth compared to the previous year. We are encouraged with our funeral operations for the quarter as we grew funeral revenues by 5 percent or $3.5 million while increasing funeral gross profit by $3.6 million. This translates into a 350 basis point improvement in funeral gross profit margin to 29.3 percent, our highest funeral gross profit margin in the past four years. For the quarter, same-store calls increased 2.9 percent and we were able to prudently increase average revenue per call, including trust earnings, by 3.3 percent, as traditional funeral average revenue increased by 2.6 percent and cremation service average revenue increased by 3.2 percent. Additionally, given these increases in revenue we are especially pleased that our organization successfully managed funeral costs which decreased by $0.1 million compared to the same quarter in the prior year.”
Mr. Crawford continued, “We experienced a $3.7 million decrease in cemetery revenue for the quarter due to a decrease of $4.3 million in construction on various cemetery projects when compared to the previous year. However, last year we benefited from increased revenue in the second quarter due to focused efforts to reduce the production backlog in existing cemetery projects. The strong results of the cemetery operations during 2007 make comparisons of our results for the current quarter difficult. We remain pleased with the process improvements made last year that produced these strong results. We now have effective procedures in place to manage these projects and maintain the backlog at more appropriate levels. Despite not being able to keep pace with the level of revenue from construction on cemetery projects in the current quarter, our at-need cemetery production performed well with an increase in cemetery merchandise delivered and services performed of $1.1 million, or 5 percent, and we produced a slight increase in cemetery gross profit margin of 10 basis points to 21.8 percent.”
Mr. Crawford concluded, “In addition to the positive operating and financial performance for the quarter, thus far in fiscal year 2008 our operating cash flow has remained strong at $28 million and we returned $4.8 million to our shareholders through dividends and repurchased $37.2 million, or 5.0 million shares, of Stewart Enterprises’ common stock. Our active share buy back program has resulted in a decrease in our current quarter’s weighted average diluted shares outstanding to 94.6 million shares compared to 105.5 million shares in the prior year quarter and is yielding a positive impact on our earnings per share. We remain focused on the execution of our ‘Best in Class’ initiative and our overall continuous improvement initiatives to produce greater efficiencies and reduce costs while developing opportunities to further grow our revenue.”
Second Quarter Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $3.5 million, or 4.8 percent, to $76.8 million.

•	The Company’s same-store funeral operations achieved a 2.9 percent, or 448 event increase in funeral services performed, to 15,806 events, due in part to an increase in the number of deaths.

•	The Company’s same-store funeral operations achieved a 2.6 percent increase in average revenue per traditional funeral service and a 3.2 percent increase in average revenue per cremation service due primarily to the continued refinement of funeral packages and pricing. These increases along with a quarter-over-quarter increase in funeral trust earnings resulted in an increase in the same-store average revenue per funeral service of 3.3 percent.

•	The cremation rate for the Company’s same-store operations was 39.9 percent for the second quarter of 2008 compared to 38.9 percent for the second quarter of 2007.

•	Net preneed funeral sales decreased 13.7 percent during the second quarter of 2008 compared to the second quarter of 2007, due in part to current economic conditions. Preneed funeral sales are deferred until a future period and have no impact on current revenue.

•	Funeral gross profit increased $3.6 million to $22.5 million for the second quarter of 2008 compared to $18.9 million for the same period of 2007, primarily due to the increase in revenue, as noted above, and a $0.1 million decrease in expenses primarily due to decreased property, casualty and general liability insurance. These variances resulted in a 350 basis point increase in funeral gross profit margin to 29.3 percent for the second quarter of 2008 from 25.8 percent for the same period of 2007.
CEMETERY
•	Cemetery revenue decreased $3.7 million, or 5.8 percent, to $60.0 million for the second quarter of 2008. This decrease is due primarily to a $4.3 million decrease in construction on various cemetery projects. In the prior year, the Company addressed the need to better execute and monitor the construction process which resulted in an increase in prior year revenue making a quarter-over-quarter comparison difficult. The Company also experienced a $1.2 million, or 4.3 percent, decrease in cemetery property sales, net of discounts, due in part to current economic conditions. The decreases were partially offset by a $1.1 million, or 4.9 percent, increase in cemetery merchandise delivered and services performed.

•	Cemetery gross profit decreased $0.7 million to $13.1 million for the second quarter of 2008 compared to $13.8 million for the same period of 2007. However, cemetery gross profit margin increased by 10 basis points to 21.8 percent for the second quarter of 2008 from 21.7 percent for the same period of 2007. The decrease in gross profit is primarily due to the decrease in revenue, as discussed above, offset by a $3.0 million decrease in expenses. The decrease in cemetery expenses is primarily due to a decrease in construction costs on various cemetery projects.
OTHER
•	Interest expense decreased $0.2 million to $6.1 million during the second quarter of 2008 due to a 201 basis point decrease in the average rate primarily related to the issuance of the $250.0 million of senior convertible notes in fiscal year 2007. The senior convertible notes carry an average interest rate of 3.25 percent. The decrease was partially offset by an increase in interest due on federal, state and other tax liabilities. In May 2008, Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) was issued. This opinion is effective as of the beginning of an entity’s first fiscal year beginning after December 15, 2008, which corresponds to the Company’s fiscal year beginning November 1, 2009, and must be applied retrospectively to all periods presented. The Company is currently evaluating the impact the adoption of FSP No. APB 14-1 will have on its consolidated financial statements, but expects to record higher interest expense related to its senior convertible notes beginning in fiscal year 2010.

•	Investment and other income, net, decreased $0.2 million to $0.4 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 4.7 percent in the second quarter of 2007 to 1.5 percent in the second quarter of 2008.

•	Other operating income, net, decreased $0.8 million to $0.1 million for the quarter ended April 30, 2008 primarily due to the sale of excess cemetery property and proceeds related to the sale of an investment during the quarter ended April 30, 2007.

•	The effective tax rate for continuing operations for the quarter ended April 30, 2008 was 36.7 percent compared to 30.4 percent for the same period in 2007. The reduced rate in 2007 was primarily due to a tax benefit of $1.5 million resulting from the utilization of a capital loss carryforward. The effective tax rate for 2007 exclusive of the tax benefit would have been 38.0 percent, which is more comparable to the 2008 tax rate.

•	The Company’s weighted average diluted shares outstanding decreased to 94.6 million shares for the quarter ended April 30, 2008 compared to 105.5 million shares for the same period in 2007. The decrease is primarily due to the Company’s $50.0 million share repurchase program in which the Company has repurchased $37.2 million, or 5.0 million shares, of the Company’s Class A common stock. In addition, the Company repurchased $64.2 million, or 7.7 million shares, of the Company’s Class A common stock in the third quarter of fiscal year 2007 in relation to the issuance of the $250.0 million of senior convertible notes. The decrease in diluted shares outstanding is yielding a positive impact on the Company’s earnings per share.
Year to Date Results From Continuing Operations
FUNERAL
•	Funeral revenue increased $4.8 million, or 3.3 percent, to $150.3 million.

•	The Company’s same-store funeral operations achieved a 2.6 percent, or 788 event increase in funeral services performed, to 31,215 events, due in part to an increase in the number of deaths.

•	The Company’s same-store funeral operations achieved a 1.8 percent increase in average revenue per traditional funeral service and a 1.8 percent increase in average revenue per cremation service due primarily to the continued refinement of funeral packages and pricing. These increases were offset by a shift in mix to lower-priced cremation services resulting in an overall increase in the same-store average revenue per funeral service, including trust earnings, of 1.6 percent.

•	The cremation rate for the Company’s same-store operations was 39.9 percent for the first six months of fiscal 2008 compared to 38.9 percent the first six months of fiscal 2007.

•	Net preneed funeral sales decreased 8.0 percent during the first six months of 2008 compared to the same period of 2007, due in part to current economic conditions. Preneed funeral sales are deferred until a future period and have no impact on current revenue.

•	Funeral gross profit increased $2.9 million to $40.6 million for the first six months of 2008 compared to $37.7 million for the same period of 2007 primarily due to the increase in revenue, as noted above. Funeral gross profit margin increased 110 basis points to 27.0 percent for the first six months of 2008 from 25.9 percent for the same period of 2007.
CEMETERY
•	Cemetery revenue decreased $6.6 million, or 5.3 percent, to $116.8 million for the first six months of 2008. This decrease is due primarily to a $5.8 million decrease in construction on various cemetery projects. In the prior year, the Company addressed the need to better execute and monitor the construction process which resulted in an increase in prior year revenue making a year-over-year comparison difficult. The Company also experienced a $2.9 million, or 5.4 percent, decrease in cemetery property sales, net of discounts, due in part to current economic conditions. The decreases were partially offset by a $1.7 million, or 3.9 percent, increase in cemetery merchandise delivered and services performed.

•	Cemetery gross profit decreased $4.0 million to $22.1 million for the first six months of 2008 compared to $26.1 million for the same period of 2007. Cemetery gross profit margin decreased by 230 basis points to 18.9 percent for the first six months of 2008 from 21.2 percent for the same period of 2007. The decrease in gross profit primarily relates to the decrease in revenue, as noted above.
OTHER
•	Corporate general and administrative expenses increased $1.2 million to $16.0 million for the six month period of fiscal 2008. The increase was primarily due to a $1.2 million increase in information technology costs due in part to the implementation of the new business systems and a web development project in the current year and a $0.8 million increase in costs related to the continuous improvement initiative that began in the first quarter of 2008. The increases are partially offset by a $0.6 million decrease in depreciation expense for the year due to the accelerated depreciation of the Company’s current computer software systems associated with the implementation of the new business systems in the prior year.

•	The Company incurred less than $0.1 million in hurricane related charges in the first six months of fiscal 2008; however, the Company recorded a hurricane related charge of $2.1 million ($1.3 million after tax, or $.01 per diluted share) for the same period of 2007. The charges in the prior year were due to repairs at locations damaged by Hurricane Katrina. The timing of the receipt of insurance proceeds is not in line with the timing of cash spending related to Hurricane Katrina. The Company has been unable to finalize its negotiations with its carriers related to damages caused by Hurricane Katrina. Accordingly, in August 2007, the Company initiated litigation to pursue resolution. In 2007, the carriers advanced an additional $1.1 million, which the Company has not recorded as income, but as a liability pending the outcome of the litigation. The suit involves numerous policy interpretation disputes, among other issues, and no assurance can be given as to how much additional proceeds the Company may recover from its insurers, if any, or the timing of the receipt of any additional proceeds. A trial date has been set in Federal Court on December 1, 2008. With the exception of any legal costs related to this suit, the Company does not anticipate any additional charges related to Hurricane Katrina.

•	Interest expense decreased $1.1 million to $12.0 million during the first six months of fiscal 2008 due to a 205 basis point decrease in the average rate primarily related to the issuance of the $250.0 million of senior convertible notes in fiscal year 2007. The senior convertible notes carry an average interest rate of 3.25 percent. The decrease was partially offset by an increase in interest due on federal, state and other tax liabilities.

•	Investment and other income, net, decreased $0.5 million to $1.1 million due primarily to a decrease in the average rate earned on the Company’s cash balances from 4.6 percent in the first six months of fiscal year 2007 to 2.5 percent for the first six months of fiscal year 2008.

•	Other operating income, net, decreased $0.8 million to $0.3 million for the six months ended April 30, 2008. The decrease is primarily due to the sale of excess cemetery property and proceeds related to the sale of an investment during the six months ended April 30, 2007.

•	The Company recorded $0.5 million in separation charges during the six months ended April 30, 2007 primarily related to separation pay of a former executive officer who retired in the first quarter of 2007.

•	The effective tax rate for continuing operations for the six months ended April 30, 2008 was 37.0 percent compared to 28.6 percent for the same period in 2007. The reduced rate in 2007 was primarily due to a tax benefit of $3.4 million resulting from the utilization of a capital loss carryforward. The effective tax rate for 2007 exclusive of the tax benefit would have been 38.0 percent, which is more comparable to the 2008 tax rate.

•	The Company’s weighted average diluted shares outstanding decreased to 95.8 million shares for the six months ended April 30, 2008 compared to 105.2 million shares for the same period in 2007. The decrease is primarily due to the Company’s $50.0 million share repurchase program in which the Company has repurchased $37.2 million, or 5.0 million shares, of the Company’s Class A common stock. In addition, the Company repurchased $64.2 million, or 7.7 million shares, of the Company’s Class A common stock in the third quarter of fiscal year 2007 in relation to the issuance of the $250.0 million of senior convertible notes. The decrease in diluted shares outstanding is yielding a positive impact on the Company’s earnings per share.
Depreciation and Amortization
•	Depreciation and amortization from continuing operations was $7.0 million for the second quarter of 2008 compared to $6.7 million for the second quarter of 2007. Depreciation and amortization for total operations was $7.0 million for the second quarter of 2008 compared to $6.8 million for the second quarter of 2007.

•	Depreciation and amortization from continuing operations was $14.0 million for the first six months of fiscal year 2008 and $13.2 million for the same period of 2007. Depreciation and amortization for total operations was $14.0 million for the six months ended April 30, 2008 compared to $13.3 million for the same period of 2007.
Cash Flow Results and Debt for Total Operations
•	Cash flow provided by operating activities for the second quarter of fiscal year 2008 was $24.3 million compared to $14.6 million for the same period of last year. The Company paid an additional $3.2 million in interest payments in the second quarter of 2007 compared to the second quarter of 2008 due to the timing of payments as a result of the issuance of the senior convertible notes. In addition, the Company is better managing its payables process, resulting in additional operating cash flow in the current quarter.

•	Cash flow provided by operating activities for the first six months of 2008 was $28.4 million compared to $32.5 million for the same period of last year. The Company paid $5.6 million in net tax payments in the first half of 2007 compared to net tax payments of $10.7 million in the first half of 2008. The increase in tax payments in fiscal 2008 is primarily due to a $3.4 million tax payment reduction in 2007 resulting from the utilization of a capital loss carryforward, coupled with a $2.9 million tax refund in fiscal 2007. In addition, in the first six months of 2007, the Company had $4.9 million, net, cash inflows related to Hurricane Katrina, of which $3.2 million related to business interruption insurance proceeds. In the first six months of 2008, the Company had cash outflows of $0.4 million related to Hurricane Katrina.

•	Recurring free cash flow was $20.4 million during the second quarter of 2008 compared to $11.5 million for the second quarter of 2007.

•	Recurring free cash flow was $21.6 million for the first six months of fiscal year 2008 compared to $23.7 million for the same period of last year.

•	During the second quarter of 2008, the Company paid $2.4 million, or $.025 per share, in dividends compared to $2.6 million, or $.025 per share, paid in the second quarter of 2007.

•	As of April 30, 2008, the Company had outstanding debt of $450.2 million and cash on hand of $35.3 million, or net debt of $414.9 million.

•	As of June 9, 2008, the Company has repurchased 6.3 million shares for approximately $45.9 million under the Board approved $50.0 million stock repurchase program. The Company currently has $4.1 million available under the program.
Trust Performance
The following returns include realized and unrealized gains and losses:
•	For the quarter ended April 30, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced a total return of 0.6 percent, and its perpetual care trust funds experienced a total return of (0.3) percent.

•	For the last three years ended April 30, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 5.9 percent, and its perpetual care trust funds experienced a total return of 5.0 percent.

•	For the last five years ended April 30, 2008, the Company’s preneed funeral and cemetery merchandise trust funds experienced an annual total average return of 6.8 percent, and its perpetual care trust funds experienced a total return of 5.8 percent.
Founded in 1910, Stewart Enterprises is the second largest provider of products and services in the death care industry in the United States. The Company currently owns and operates 221 funeral homes and 139 cemeteries in the United States and Puerto Rico. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host its quarterly conference call for investors to discuss second quarter results today at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-289-0517. To participate, please call the number at least 15 minutes prior to the call. If you are calling from outside the United States, the dial-in number is 913-312-9315. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using pass code 9810474 until June 17, 2008, at 10:59 p.m. Central Standard Time. Interested parties will also have the opportunity to listen to the live conference call via the Internet through Stewart Enterprises’ website http://www.stewartenterprises.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay will be available at this website shortly following the conference call and will be available at the website until July 10, 2008.

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended April 30,
	2008	2007
Revenues:
Funeral	$76,855	$73,333
Cemetery	59,964	63,695

	136,819	137,028

Costs and expenses:
Funeral	54,289	54,381
Cemetery	46,896	49,872

	101,185	104,253

Gross profit	35,634	32,775
Corporate general and administrative expenses	(7,803)	(7,744)
Hurricane related charges, net	(169)	(283)
Separation charges	—	(47)
Gains on dispositions and impairment (losses), net	(19)	(8)
Other operating income, net	104	884

Operating earnings	27,747	25,577
Interest expense	(6,093)	(6,295)
Investment and other income, net	357	567

Earnings from continuing operations before income taxes	22,011	19,849
Income taxes	8,071	6,033

Earnings from continuing operations	13,940	13,816

Discontinued operations:
Loss from discontinued operations before income taxes	—	(341)
Income tax benefit	—	(154)

Loss from discontinued operations	—	(187)

Net earnings	$13,940	$13,629

Basic earnings per common share:
Earnings from continuing operations	$.15	$.13
Earnings from discontinued operations	—	—

Net earnings	$.15	$.13

Diluted earnings per common share:
Earnings from continuing operations	$.15	$.13
Earnings from discontinued operations	—	—

Net earnings	$.15	$.13

Weighted average common shares outstanding (in thousands):
Basic	94,525	105,300

Diluted	94,635	105,540

Dividends declared per common share	$.025	$.025

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2008	2007
Revenues:
Funeral	$150,304	$145,496
Cemetery	116,788	123,378

	267,092	268,874

Costs and expenses:
Funeral	109,736	107,826
Cemetery	94,652	97,276

	204,388	205,102

Gross profit	62,704	63,772
Corporate general and administrative expenses	(16,038)	(14,786)
Hurricane related charges, net	(10)	(2,133)
Separation charges	—	(532)
Gains on dispositions and impairment (losses), net	128	90
Other operating income, net	346	1,151

Operating earnings	47,130	47,562
Interest expense	(11,981)	(13,052)
Investment and other income, net	1,077	1,617

Earnings from continuing operations before income taxes	36,226	36,127
Income taxes	13,401	10,338

Earnings from continuing operations	22,825	25,789

Discontinued operations:
Loss from discontinued operations before income taxes	—	(381)
Income tax benefit	—	(147)

Loss from discontinued operations	—	(234)

Net earnings	$22,825	$25,555

Basic earnings per common share:
Earnings from continuing operations	$.24	$.24
Earnings from discontinued operations	—	—

Net earnings	$.24	$.24

Diluted earnings per common share:
Earnings from continuing operations	$.24	$.24
Earnings from discontinued operations	—	—

Net earnings	$.24	$.24

Weighted average common shares outstanding (in thousands):
Basic	95,667	105,097

Diluted	95,838	105,248

Dividends declared per common share	$.05	$.05

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$35,252	$71,545
Marketable securities	10,025	262
Receivables, net of allowances	64,344	60,615
Inventories	36,860	36,061
Prepaid expenses	10,285	6,355
Deferred income taxes, net	8,283	8,621

Total current assets	165,049	183,459
Receivables due beyond one year, net of allowances	81,264	83,608
Preneed funeral receivables and trust investments	471,519	515,053
Preneed cemetery receivables and trust investments	234,531	255,679
Goodwill	273,188	273,286
Cemetery property, at cost	378,359	374,800
Property and equipment, at cost:
Land	43,767	43,767
Buildings	314,940	310,968
Equipment and other	171,806	164,246

	530,513	518,981
Less accumulated depreciation	224,984	213,063

Net property and equipment	305,529	305,918
Deferred income taxes, net	193,933	192,859
Cemetery perpetual care trust investments	223,547	236,503
Other assets	17,929	17,809

Total assets	$2,344,848	$2,438,974

(continued)

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	April 30,	October 31,
	2008	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$66	$198
Accounts payable	26,331	26,606
Accrued payroll and other benefits	13,621	16,316
Accrued insurance	22,601	21,252
Accrued interest	5,537	5,576
Other current liabilities	15,374	17,958
Income taxes payable	3,955	4,177

Total current liabilities	87,485	92,083
Long-term debt, less current maturities	450,097	450,115
Deferred preneed funeral revenue	251,179	256,603
Deferred preneed cemetery revenue	284,263	284,507
Non-controlling interest in funeral and cemetery trusts	624,037	683,052
Other long-term liabilities	19,152	13,869

Total liabilities	1,716,213	1,780,229

Commitments and contingencies
Non-controlling interest in perpetual care trusts	221,804	235,427

Shareholders’ equity:
Preferred stock, $1.00 par value, 5,000,000 shares authorized; no shares issued	—	—
Common stock, $1.00 stated value:
Class A authorized 200,000,000 shares; issued and outstanding 90,262,993 and 94,865,387 shares at April 30, 2008 and October 31, 2007, respectively	90,263	94,865
Class B authorized 5,000,000 shares; issued and outstanding 3,555,020 shares at April 30, 2008 and October 31, 2007; 10 votes per share convertible into an equal number of Class A shares	3,555	3,555
Additional paid-in capital	549,991	583,789
Accumulated deficit	(237,032)	(258,902)
Accumulated other comprehensive income:
Unrealized appreciation of investments	54	11

Total accumulated other comprehensive income	54	11

Total shareholders’ equity	406,831	423,318

Total liabilities and shareholders’ equity	$2,344,848	$2,438,974

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Six Months Ended April 30,
	2008	2007
Cash flows from operating activities:
Net earnings	$22,825	$25,555
Adjustments to reconcile net earnings to net cash provided by operating activities:
(Gains) on dispositions and impairment losses, net	(128)	265
Depreciation and amortization	13,985	13,268
Provision for doubtful accounts	3,638	3,401
Share-based compensation	950	691
Excess tax benefits from share-based payment arrangements	(165)	(37)
Provision (benefit) for deferred income taxes	2,594	(3,138)
Other	1,118	806
Changes in assets and liabilities:
(Increase) decrease in receivables	(5,706)	9,106
Increase in prepaid expenses	(3,933)	(4,281)
(Increase) decrease in inventories and cemetery property	(4,368)	103
Decrease in accounts payable and accrued expenses	(1,644)	(8,561)
Net effect of preneed funeral production and maturities:
(Increase) decrease in preneed funeral receivables and trust investments	6,654	(1,470)
Decrease in deferred preneed funeral revenue	(5,070)	(6,132)
Increase (decrease) in funeral non-controlling interest	(4,814)	2,790
Net effect of preneed cemetery production and deliveries:
(Increase) decrease in preneed cemetery receivables and trust investments	3,101	(2,956)
Decrease in deferred preneed cemetery revenue	(244)	(5,575)
Increase in cemetery non-controlling interest	453	8,550
Increase (decrease) in other	(849)	146

Net cash provided by operating activities	28,397	32,531

Cash flows from investing activities:
Proceeds from sales of marketable securities	10,219	—
Purchases of marketable securities	(19,897)	(141)
Proceeds from sale of assets, net	338	1,635
Purchase of subsidiaries and other investments, net of cash acquired	(1,378)	(2,805)
Insurance proceeds related to hurricane damaged properties	—	1,400
Additions to property and equipment	(13,385)	(13,605)
Other	21	35

Net cash used in investing activities	(24,082)	(13,481)

Cash flows from financing activities:
Repayments of long-term debt	(150)	(13,561)
Issuance of common stock	1,458	2,414
Purchase and retirement of common stock	(37,320)	—
Dividends	(4,761)	(5,265)
Excess tax benefits from share-based payment arrangements	165	37

Net cash used in financing activities	(40,608)	(16,375)

Net increase (decrease) in cash	(36,293)	2,675
Cash and cash equivalents, beginning of period	71,545	43,870

Cash and cash equivalents, end of period	$35,252	$46,545

Supplemental cash flow information:
Cash paid during the period for:
Income taxes, net	$10,697	$5,632
Interest	$11,437	$13,246
Non-cash investing and financing activities:
Issuance of common stock to executive officers and directors	$922	$1,028
Issuance of restricted stock, net of forfeitures	$236	$2,931

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2008 AND 2007
(Unaudited)
The Company recorded several items during the three and six months ended April 30, 2008 and 2007 that impacted earnings including hurricane related charges, separation pay and tax benefits. The Company is presenting adjusted earnings in the table below to eliminate the effects of the specified items, which are not comparable from one period to the next.

	Three Months Ended April 30,				Six Months Ended April 30,
Adjusted Balances are Net of Tax	2008		2007		2008		2007
	millions	per share	millions	per share	millions	per share	millions	per share
Consolidated net earnings	$13.9	$.15	$13.7	$.13	$22.8	$.24	$25.6	$.24
Add: Loss from discontinued operations	—	—	0.1	—	—	—	0.2	—

Earnings from continuing operations	$13.9	$.15	$13.8	$.13	$22.8	$.24	$25.8	$.24
Add: Hurricane related charges, net	0.2	—	0.2	—	—	—	1.3	.01
Add: Separation charges	—	—	—	—	—	—	0.3	—
Subtract: Tax benefit	—	—	(1.5)	(.01)	—	—	(3.4)	(.03)

Adjusted earnings from continuing operations	$14.1	$.15	$12.5	$.12	$22.8	$.24	$24.0	$.22

STEWART ENTERPRISES, INC.
AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE PERIODS ENDED APRIL 30, 2008 AND 2007
(Unaudited)
Free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures. Recurring free cash flow is defined as net cash provided by operating activities less maintenance capital expenditures and specified items not expected to recur. Management believes that free cash flow and recurring free cash flow are useful measures of the Company’s ability to repay debt, make strategic investments, repurchase stock or pay dividends (subject to the restrictions in its debt agreements). The following table provides a reconciliation between net cash provided by operating activities (the GAAP financial measure that the Company believes is most directly comparable to free cash flow and recurring free cash flow) and free cash flow and between net cash provided by operating activities and recurring free cash flow for the three and six months ended April 30, 2008 and 2007:

	Three Months Ended		Six Months Ended
Free Cash Flow	April 30,		April 30,
(Dollars in millions)	2008	2007	2008	2007
Net cash provided by operating activities (1)	$24.3	$14.6	$28.4	$32.5
Less: Maintenance capital expenditures	(4.0)	(3.5)	(7.2)	(7.1)

Free cash flow	$20.3	$11.1	$21.2	$25.4

Net cash provided by operating activities	$24.3	$14.6	$28.4	$32.5
Add (Subtract): Net cash outflows (inflows) from insurance proceeds and expenditures recorded related to Hurricane Katrina	0.1	0.4	0.4	(1.7)

Adjusted cash provided by operating activities	24.4	15.0	28.8	30.8
Less: Maintenance capital expenditures	(4.0)	(3.5)	(7.2)	(7.1)

Recurring free cash flow (2)	$20.4	$11.5	$21.6	$23.7

(1)	Net cash provided by operating activities for the first six months of fiscal 2008 decreased $4.1 million from $32.5 million for the first six months of 2007 to $28.4 million for the first six months of 2008 primarily due to $3.2 million of business interruption insurance proceeds and $1.7 million of insurance proceeds, net of expenses, related to Hurricane Katrina, received in fiscal year 2007. In addition, the Company paid $5.6 million in net tax payments in the first half of 2007 compared to net tax payments of $10.7 million in the first half of 2008.

(2)	Recurring free cash flow decreased $2.1 million from $23.7 million for the first six months of fiscal year 2007 to $21.6 million for the first six months of 2008. The decrease in recurring free cash flow is primarily due to $3.2 million of business interruption insurance proceeds received in fiscal year 2007. In addition, the Company paid $5.6 million in net tax payments in the first half of 2007 compared to net tax payments of $10.7 million in the first half of 2008.
CAUTIONARY STATEMENTS
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	effects on revenue due to the changes in the number of deaths in our markets and decline in funeral call volume;

•	effects on at-need and preneed sales of a weakening economy;

•	effects on cash flow and earnings as a result of increased costs, particularly supply costs related to increases in commodity prices;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	effects on our revenue and earnings of the continuing national trend toward increased cremation and the increases in the percentage of cremations performed by us that are inexpensive direct cremations;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	risk of loss due to hurricanes;

•	effects of the call options we purchased and the warrants we sold on our Class A common stock and the effects of the outstanding warrants on the ownership interest of our current stockholders;

•	our ability to pay future dividends on our common stock;

•	possible adverse outcomes of pending class action lawsuits and the continuing cost of defending against them;

•	our ability to consummate significant acquisitions successfully;

•	the effects on us as a result of our industry’s complex accounting model;

•	the effect of the change in accounting method for our senior convertible notes;
and other risks and uncertainties described in our Form 10-K for the year ended October 31, 2007, our Form 10-Q for the quarter ended April 30, 2008 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.